Exhibit 10.3

Terrence O'Donnell
Restricted Stock Equivalent Awards
January 15, 2002

The Board of Directors approved an award of restricted stock equivalents to Terrence O'Donnell (the "Executive"). The terms of the award are as follows:

  The Executive will receive the cash equivalent of shares of Textron common stock provided he remains employed by Textron Inc. in accordance with the following schedule:

Restricted Stock Units	Vesting Dates
10,000	March 3, 2003
5,000	March 3, 2004
5,000	March 3, 2005
5,000	March 3, 2006
25,000

  Each cash payment will equal the number of vested shares times the average of the composite closing prices (as reported on the New York Stock Exchange consolidated tape) of Textron's common stock for the first ten trading days following the respective vesting date. Such award shall be paid to the Executive in a lump sum within 30 days following the vesting date or in annual installments as may be determined by the Textron CEO.

  Except as otherwise provided herein, the Executive shall not be entitled to receive such award if his employment with Textron Inc. ends for any reason prior to the respective vesting date, provided that if the Executive's employment ends prior to such date because of his involuntary termination by Textron without "cause" (Attachment A), "disability" (Attachment A) or death, the Executive or the Executive's estate will receive a "pro-rata portion" (Attachment A) of the award. Such payment shall equal the number of pro-rata shares vested times the average of the composite closing prices (as reported on the New York Stock Exchange consolidated tape) of Textron's common stock for the first ten trading days following the date of termination. A lump sum payment will be made within 30 days following termination.

  Notwithstanding the above, if the Executive's employment terminates at any time after a "change in control" of Textron, Textron shall, in lieu of the above award, award to the Executive (or to the Executive's estate in the event of his death prior to payment) upon such termination of employment, a cash amount equal to the number of unvested shares times the highest closing price per share of Textron's common stock (as reported on the New York Stock Exchange consolidated tape) during the 30 day period ending on the date of such change in control. Payment shall be made in a lump sum within 30 days following such termination.

  The number of restricted stock equivalents awarded to the Executive hereunder shall be proportionately adjusted for any increase or decrease in the number of issued shares of Textron's common stock resulting from a stock split, stock divided or any other increase or decrease in such shares effective without receipt of consideration by Textron.

______________________________________	________________
John D. Butler	Date

Attachment A

Terrence O'Donnell
Restricted Stock Equivalent Awards
January 15, 2002

"Cause"

"Cause" shall mean: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the Executive which in any case is intended to result in his or another person or entity's substantial personal enrichment at the expense of the Company; (ii) any willful misconduct by the Executive with regard to the Company, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iii) any material, willful and knowing violation by the Executive of (x) the Company's Business Conduct Guidelines, or (y) any of his fiduciary duties to the Company which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iv) the willful or reckless behavior of the Executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on the Company; (v) the executive's willful failure to attempt to perform his duties or his willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the Executive of a written notice from the Company specifying the details thereof; or (vi) the Executive's conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the Executive did not have actual knowledge of the actions or in actions creating the violation of the law or the Executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation); No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, the Company taken as a whole, provided that after a Change in Control, the size of the Company, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

"Disability"

"Disability" shall mean, for purposes of this award, the inability of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his material duties of employment with the Company for a period of more than one hundred eighty (180) consecutive days or for a period that is reasonably expected to exist for a period of more than one hundred eighty (180) consecutive days, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. The existence or non-existence of a Disability shall be determined by a physician agreed upon a good faith by the Executive (or his representatives) and Textron.

"Pro-rata Portion"

"Pro-rata portion" shall mean the number of complete or partial months employed by Textron Inc. beginning January 15, 2002 through the date of termination divided by 15, 27, 39 and 51 for the awards vesting annually on March 3, 2003 through March 3, 2006.

For example, a termination of employment on February 13, 2005 due to disability would result in a number of units earned determined as follows:

10,000 shares vesting 3/3/03 - paid in full	=	10,000.0 shares

5,000 shares vesting 3/3/04 - paid in full	=	5,000.0 shares

5,000 shares vesting 3/3/05 -
5,000 shares x 38 (months) ÷ 39 (months)	=	4,871.8 shares

5,000 shares vesting 3/3/06 -

5,000 shares x 38 (months) ÷ 51 (months)	=	3,725.5 shares

23,597.3 shares

Notes:

  38 equals the number of full or partial months from January 15, 2002 through February 13, 2005.

  39 and 51 equal the number of full or partial months beginning January 15, 2002 through the respective vesting dates.